SERVICES AGREEMENT

Fund Accounting Services

Fund Administration Services

between

CROSS SHORE DISCOVERY FUND

and

CITCO MUTUAL FUND SERVICES INC.

December 31, 2014

Exhibit A – General Description of Fund Accounting Services

Exhibit B – General Description of Fund Administration Services

Exhibit C – Fees and Expenses

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SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of December 31, 2014 (“Effective Date”), between Cross Shore Discovery Fund, a Delaware statutory trust, on behalf of its sole series of the same name (the “Trust”) and Citco Mutual Fund Services Inc., a Delaware corporation (“CMFS” or the “Administrator”).

WITNESSETH:

WHEREAS, the Trust has filed a registration statement on Form N-2 with the U.S. Securities and Exchange Commission (“SEC”) to operate as a registered closed-end fund under the Investment Company Act of 1940, as amended (the “1940 Act”), and to registered shares of beneficial interest of the Fund under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act (the “Registration Statement”);

WHEREAS, the Trust intends to: (1) commence Fund operations prior to the effective date of the Trust’s registration statement and to operate the Fund as a private investment company pursuant to an exemption from registration under Section 3(c)(7) of the 1940 Act; and (2) issue shares of beneficial interest of the Fund to certain Trust/Fund affiliates (as that term is defined by Section 2(a)(40) of the 1940 Act) pursuant to an exemption from registration provided by Section 4(a)(2) of the 1933 Act (the “Pre-Effective Period”);

WHEREAS, as of the effective date of the Registration Statement and for all periods subsequent thereto, the Trust intends to operate as a registered closed-end management investment company under the 1940 Act (the “Post-Effective Period”); and

WHEREAS, the Trust wishes to retain CMFS to provide certain fund accounting and administration services (the “Services”) to the Trust during the Pre-Effective and Post Effective Periods on the terms and conditions set forth in this agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment.

The Trust hereby appoints CMFS as fund accountant and administrator for the Trust on the terms and conditions set forth in this agreement (“Agreement”), and CMFS hereby accepts such appointment and agrees to perform the Services and duties set forth in this Agreement to the Trust during the Pre-Effective and Post-Effective Periods. The Services and duties of CMFS shall be confined to those matter expressly set forth herein, and no implied duties are assumed by or may be asserted against CMFS hereunder.

Section 2. Delegation by CMFS and No Responsibility for Transfer Agency

(a) The Trust acknowledges and agrees that CMFS may, upon prior written notice to the Trust, delegate or sub-contract any or all duties or functions constituting the Services under this Agreement to one or more persons on such terms and conditions as CMFS may determine in its discretion by written agreement expressly contemplating such delegation (each, a “Delegate”). Unless otherwise agreed in writing between CMFS and the Trust, any fees and expenses payable to any Delegate shall be borne by CMFS, and CMFS

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shall remain liable to the Trust for the performance of any duties or functions so delegated or sub-contracted by CMFS as if they were performed by CMFS. The Trust acknowledges and agrees that certain Services to be performed for it have been or will be delegated or sub-contracted by CMFS to one or more affiliated or non-affiliated Delegates and references to CMFS performing such Services shall be interpreted so as to contemplate the performance of the Services by a Delegate.

(b) The Trust acknowledges and agrees that CMFS is not registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934 and neither CMFS nor its affiliates will provide transfer agency services. It is contemplated that the Trust will enter into a separate Transfer Agency Agreement with a transfer agent registered under Section 17A of the Securities Exchange Act of 1934. CMFS will not assume any liability or responsibility for the activities of, any transfer agent engaged by the Trust, in connection with the provision of transfer agency services.

Section 3. Representations and Warranties of CMFS.

CMFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) CMFS is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by CMFS in accordance with all requisite action and constitutes a valid and legally binding obligation of CMFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(c) CMFS and/or any Delegate has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(d) CMFS is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted. There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(e) Its entrance into this agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of CMFS or any law or regulation applicable to it;.

(f) On an annual basis, CMFS will cause each Delegate to provide the Trust with copies of a SOC-1 audit or its equivalent concerning its business consistent with CMFS’ intent to delegate substantially all of its responsibilities under this Agreement to one or more Delegates. CMFS does not obtain a SOC-1 audit or the equivalent thereof concerning its business.

(g) CMFS has and will follow commercially reasonable data security and business continuity controls and plans.

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Section 4. Representations and Warranties of the Trust.

The Trust hereby represents and warrants to CMFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) it is a statutory Trust, duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) as of the date of this Agreement, the Trust operates as a private investment company pursuant to exemptions from registration provided under the under the 1940 Act and 1933 Act

(c) the Trust has filed a Registration Statement on Form N-2 with the SEC to operate as a registered closed-end fund under the 1940 and to registered shares of beneficial interest of the Fund (“Shares”) under the 1933 Act;

(d) this Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(e) the Trust is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(f) its entrance into this agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it;

(g) as of close of business on the date of this agreement, the Trust is authorized to issue unlimited number of Shares.

Section 5. Delivery of Documents and Other Materials.

(a) The Trust will promptly furnish to CMFS such copies, properly certified or authenticated, of contracts, documents and other related information that CMFS may reasonably request or require to properly discharge its duties. Such documents may include, but are not limited to, resolutions of the Trust’s Board of Trustees (the “Board”) authorizing the appointment of CMFS to provide the Services to the Trust and approving the execution, delivery and performance of this Agreement by the Trust; the Trust’s declaration of trust, by-laws and other organizational documents and all amendments thereto (“Organizational Documents”); and such other agreements and documents relating to the Trust not easily accessible through a public website with any certifications by an officer of the Trust as CMFS may require.

(b) The Trust shall cause to be turned over to CMFS copies of all records of, and supporting documentation relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) and matters relating to the Services hereunder, together with such other records relating to the Trust and matters as may be helpful or necessary to CMFS’s delivery of Services hereunder. The Trust also shall cause to be delivered

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to CMFS reconciliations (as of the date CMFS begins providing Services hereunder) of the Trust’s outstanding Shares, securities and cash held, checking accounts, outstanding redemption checks and related accounts, tax payments and backup withholding accounts, and any other demand deposit accounts or other property held or owned by the Trust. The parties acknowledge that CMFS will rely on these reconciliations (and other balances provided by CMFS’s predecessor) as opening balances for the performance of its Services. On an ongoing basis, the Trust, through the Adviser or sub-adviser, shall cause to be turned over to CMFS all trade tickets and other documents evidencing transactions made on behalf of the Trust as and when made.

(c) The Trust shall cause its officers, advisers, sponsor, distributor, legal counsel, independent accountants and any other service provider to reasonably cooperate with CMFS and to provide CMFS, upon request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, and which in the reasonable opinion of CMFS, is necessary in order to enable it to perform its duties hereunder. CMFS shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to CMFS by any of the aforementioned persons. CMFS shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to cause any information, documents or advice to be provided to CMFS as provided herein and shall be held harmless by the Trust when acting in reliance upon such information, documents or advice relating to the Trust. All fees or costs charged by such persons shall be borne by the Trust. In the event that any of the Services performed by CMFS hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by CMFS which CMFS in its reasonable judgment deems reliable, CMFS shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

Section 6. Services Provided by CMFS.

(a) CMFS will provide the following Services subject to the direction and supervision of the Board, and in each case where appropriate, the review and comment by the trust’s independent registered public accounting firm, and legal counsel, and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective prospectus or other offering document (“Offering Documents”), Organizational Documents, applicable laws and regulations, and all resolutions and policies implemented by the Board:

(i) Fund Accounting Services, as described on Exhibit A to this Agreement.

(ii) Fund Administration Services, as described on Exhibit B to this Agreement.

(b) CMFS shall keep records relating to the Services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. CMFS agrees that all such records prepared or maintained by CMFS relating to the services to be performed by CMFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. For the avoidance of doubt, CMFS will preserve, maintain and make available the Trust’s records in its possession relating to all periods prior to the effective date of the Trust’s registration statement under the 1940 Act and 1933 Act consistent with the recordkeeping requirements of the 1940 Act relevant to registered investment companies.

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CMFS shall promptly inform the Trust of any material error in any report, record or document prepared by CMFS pursuant to this Agreement.

(c) To the extent any of the Services constitute services intended to assist the Trust with respect to its compliance with applicable laws and regulations, including Rule 38a-1 under the 1940 Act (“Compliance Services”), while CMFS will endeavor to identify out-of-compliance conditions, CMFS does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Compliance Services by CMFS, the Trust’s sole and exclusive remedy and CMFS’s sole liability shall be limited to re-performance by CMFS of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable, and the preparation of a corrected report, at no cost to the Trust.

(d) At any time CMFS may apply to an officer or authorized person of the Trust for written instructions with respect to any matter arising in connection with CMFS’s duties and obligations under this Agreement, and CMFS and/or its Delegates shall not be liable for any action taken or omitted to be taken in good faith in accordance with such instructions. Such application by CMFS for instructions from an officer or authorized person of the Trust may, at the option of CMFS, set forth in writing any action proposed to be taken or omitted to be taken by CMFS with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and CMFS shall not be liable, and shall be indemnified from the Trust, for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, CMFS has received written instructions in response to such application specifying the action to be taken or omitted.

Section 7. Fees, Expenses, Expense Reimbursement.

(a) Fee Schedule. The Trust will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Exhibit C, and as may be agreed to from time to time by the parties, together with any other amounts payable to CMFS under this Agreement. For the avoidance of doubt, CMFS will not be responsible for the fees or expenses of, and Trust (or a series or class of a series of the Trust, as applicable) will reimburse CMFS for any advances or payments made by CMFS with the consent of the Trust for the benefit of the Trust incident to the proper performance of the Services to, any investment adviser, custodian, non-discretionary subcontractor, intermediary or any other person listed or described in Exhibit C. The Trust will bear all expenses that are incurred in its operation and not specifically assumed by a third party. Expenses to be borne by the Trust, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Offering Documents, Form N-CSR, Form N-Q, Form N-PX, , Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Offering Documents and any amendments and supplements thereto and shareholder reports to current shareholders; shareholder and distribution costs eligible for payment under

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any distribution plan; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Trust’s (or series or a class of a series of the Trust’s) net asset value.

(b) Taxes. CMFS shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust, excluding taxes, if any, assessed against CMFS related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in Exhibit D (if any).

(c) Invoices. Invoices will be payable ten days after receipt of the invoice. If the Trust disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute.

Section 8. Proprietary and Confidential Information.

(a) CMFS agrees on behalf of itself and its employees and its Delegate(s) to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust, including its prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of CMFS’s responsibilities, rights and duties hereunder. CMFS may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust, which approval shall not be unreasonably withheld. Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of CMFS’s responsibilities, duties and rights hereunder, when CMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Trust.

(b) The Trust agrees on behalf of itself and its employees to treat confidentially and as proprietary information of CMFS, including but not limited to information pertaining to the ownership, business affairs and financial condition of CMFS in its possession, information in respect of CMFS’s processes, trade secrets, strategic or management plans, operating policies and manuals, information about any technology-aided financial or accounting systems, software and the terms of this Agreement as confidential and shall not, except as contemplated by this Agreement or as otherwise required by any applicable law, order or regulation to which the Trust is subject or with the prior written consent of the other party, either before or after the termination of this Agreement, disclose any such information to any person (other than affiliates of the Trust and its investment manager and its affiliates and agents, a regulatory authority, officer or legal counsel) not authorized by the other party to receive the same.

(c) CMFS may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of Services under this agreement, and CMFS may, from time to time, dispose of such “consumer report information” in connection with the provision of Services under this Agreement. To the extent that CMFS disposes of “consumer report information,” CMFS shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P. The term “consumer report information,” as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

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(d) CMFS acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information (“NPPI”) under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). CMFS agrees: (i) not to disclose or use such information except as required to carry out CMFS’ duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

Section 9. Scope of Responsibility.

(a) Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary, (i) CMFS will not be liable to the Trust for any damages or losses save for those resulting from the material breach of this Agreement, willful default, fraud or negligence of CMFS as a result of the performance or non-performance by CMFS of its obligations and duties hereunder, and (ii) CMFS’s liability will be subject to the limitations set forth in this Agreement.

(b) Limitations on Liability.

(i)	CMFS is responsible for the performance of only those duties as are expressly set forth herein and in the Exhibits. CMFS will have no implied duties or obligations. Each Party shall mitigate damages for which the other party may become responsible hereunder.

(ii)	CMFS shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any instruction, documentation or any other information it receives from an authorized person of the Trust, and shall be without liability for any loss or damage suffered by the Trust or any of the Trust’s shareholders as a result of CMFS’s reliance on and utilization of any such instruction, documentation or other such information. For the avoidance of doubt, CMFS shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance on any instruction reasonably believed by it to have been authorized by an authorized person and shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust.

(iii)	CMFS shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust to provide CMFS with any information requested by CMFS.

(iv)	CMFS is not responsible for the acts, omissions, defaults or insolvency of any third party (other than its agents or subcontractors) including, but not limited to, any investment advisers, custodians, intermediaries, depositories, telecommunication services companies or non-discretionary subcontractors. Notwithstanding the foregoing, CMFS shall be responsible for the acts of any Delegate.

(v)

CMFS shall have no responsibility for the management of the investments or any other assets of the Trust, the Trust or its shareholders, the distribution of Shares, or the performance of services and maintenance of records related to services normally performed by the Trust’s counsel or its independent auditors, and CMFS shall have no

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obligation to review, monitor or otherwise ensure compliance by the Trust with the investment policies and restrictions applicable to the Trust or any other term or condition of the original documents, operating documents, policies and procedures or Offering Documents not otherwise within the scope of the contemplated Services. Further, CMFS shall have no liability to the Trust for any loss or damage suffered by the Trust as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Trust. Notwithstanding any provisions of this Agreement to the contrary, CMFS shall be under no duty or obligation to inquire into, and shall not be liable for: the legality of the issue, sale or transfer of any Shares; the sufficiency of the amount to be received in connection therewith, or the authority of the Trust to request such issuance, sale or transfer; the legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trust to request such purchase; the legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or the legality of any recapitalization or readjustment of the Shares.

(vi)	The Trust acknowledges that the reporting obligations of CMFS do not constitute a duty to monitor compliance by the Trust, and CMFS shall not be liable for ensuring compliance by the Trust, with any legislation or regulations or exemptions from legislation or regulations of any jurisdiction applicable to the Trust.

(vii)	The Trust acknowledges that CMFS does not provide valuations with respect to a Trust’s securities or investments, does not verify any valuations provided to it by the Trust or any other person, and does not verify the existence of any assets in connection with the Trust’s securities or investments but instead relies exclusively on information about valuations and the existence of assets provided to it by the Trust or another third party, and CMFS shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of assets.

(viii)	CMFS will not be responsible or liable for any loss or damage arising from the misuse or sharing of online access by any authorized person of the Trust who has been issued a User ID by CMFS.

(ix)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, CMFS HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE TRUST OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. CMFS DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(x)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of CMFS to the Trust for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to CMFS under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred with respect to the Trust.

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(c) MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

Section 10. Indemnity.

(a) Indemnity by the Trust. The Trust will indemnify CMFS, its affiliates and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by CMFS or such person in any action or proceeding between CMFS and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against CMFS in connection with or arising out of the following:

(i)	This Agreement, except any Loss resulting from the material breach of this Agreement, willful default, fraud or negligence of CMFS, in each case in connection with the Services;

(ii)	Any alleged untrue statement of a material fact contained in any Offering Documents or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Documents or necessary to make the statements in any Offering Documents not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Trust by CMFS specifically for use in the Offering Documents; or

(iii)	Any act or omission of the Trust whose instruction or data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, CMFS must rely upon in performing its duties hereunder, or as a result of acting upon any instructions reasonably believed by CMFS to have been duly authorized by the Trust or an authorized person of the Trust.

(b) Indemnity by CMFS. CMFS will indemnify the Trust and its officers, directors, employees and representatives (each, a “Trust Indemnitee”) for, and will defend and hold each Trust Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by a Trust Indemnitee in any action or proceeding between a Trust Indemnitee and any third party arising from CMFS or its agents or subcontractor’s material breach of this Agreement, willful default, fraud or negligence in connection with the performance of this Agreement.

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(c) Notification, Participation, and Indemnitor Consent. Upon the assertion of a claim for which the Trust or CMFS (each, an “Indemnitor”) may be required to indemnify any Indemnitee or Trust Indemnitee, the Indemnitee or Trust Indemnitee must promptly notify the Indemnitor of such assertion, and will keep the Indemnitor advised with respect to all developments concerning such claim. The Indemnitor will have the option to participate with the Indemnitee or Trust Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee or Trust Indemnitee. The Indemnitee or Trust Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitor’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; in the event the Indemnitee or Trust Indemnitee has not secured such consent the Indemnitor will have no obligation to indemnify the Indemnitee or Trust Indemnitee. Following a request from any Indemnitee or Trust Indemnitee, the Indemnitor shall forthwith upon demand pay such Indemnitee or Trust Indemnitee the reasonable legal costs as and when incurred by such party in defense of, or to counterclaim against, any such claim or potential claim giving rise to the notification or in pursuance of any rights to recover any sum from any third party, subject in each case to receipt by the Indemnitor of an undertaking from the Indemnitee or Trust Indemnitee to repay such amounts if it shall be determined that such party is not entitled to indemnification under this Agreement.

Section 11. Term.

(a) Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to clause 10(b), shall be renewed automatically for successive one-year periods (“Renewal Terms”).

(b) Termination. Subject to clause 10(c):

(i)	Either party may terminate this Agreement with or without cause, but only upon the expiration of the Initial Term or any Renewal Term, by giving the other party 90 days’ prior written notice in which case the Agreement will terminate as of the end of the Initial Term or applicable Renewal Term.

(ii)	Either party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if the breach is cured within thirty days’ notice; and (ii) subject to applicable law, no such thirty (30) day notice period shall be required in the event the other party is insolvent or has submitted a voluntary petition for administration.

(iii)	This Agreement may be further terminated by either party immediately in the event of:

A.	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

B.	the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

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(c) Termination-related Obligations. Related to termination of this Agreement:

(i)	If the Trust has terminated this Agreement without cause during the Initial Term, the Trust will pay CMFS as liquidated damages for such default, an amount equal to one quarter of the balance that would be due CMFS for its Services under this Agreement during the Initial Term (“Liquidated Damages”). In the event that the Trust is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by CMFS pursuant to this Agreement, the Liquidated Damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any Liquidated Damages amount payable to CMFS will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by the Trust will cause substantial damages to CMFS and because of the difficulty of estimating the damages that will result, the parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to CMFS and that this sum is agreed to as Liquidated Damages and not as a penalty.

(ii)	Upon termination, CMFS will, at the expense and direction of the Trust, transfer to the Trust or any successor service provider(s) to the Trust copies of all client records. If by the termination date the Trust has not given instructions to deliver the client records, CMFS will keep the Trust Records until the Trust provides instructions to deliver the client records, provided that CMFS will be entitled to charge the Trust then-standard fees for maintaining the client records. CMFS will provide no other services to or for the benefit of the Trust or any successor service provider unless specifically agreed in writing by CMFS.

Section 12. Notices.

(a) Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(i)	If to the Trust, to:

2960 N. Meridian Street

Suite 300

Indianapolis, IN 46208

Attention: President

(ii)	If to CMFS, to:

One Columbus Center

10 W. Broad Street, Suite 2475

Columbus, OH 43215

Attention: Steve Hoffman, Senior Vice President

(b) Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, email or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

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Section 13. Assignment.

No party may assign or transfer any of its rights under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed.

Section 14. Waiver.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 15. Force Majeure.

CMFS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, explosion, wars, acts of terrorism, acts of civil or military authorities, governmental actions, riots, labor disputes, civil commotion or any similar cause beyond the reasonable control of CMFS. CMFS shall provide the Trust with prompt written notice (within 2 business days) of any Force Majeure event. If such Force Majeure event continues more than thirty (30) days from the notice of the Force Majeure event (the “Notice Date”) and CMFS has been unable to deliver the Services, in all material respects, to the Trust since the Notice Date, the Trust may immediately terminate this Agreement by written notice to CMFS.

Section 16. Amendments.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated verbally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 17. Severability.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law), provided that the continuing provision of the Services is conditioned on the ability of the Trust to pay for the Services.

Section 18. Headings.

Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

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Section 19. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signed counterpart delivered by facsimile or by email shall be deemed for all purposes to constitute such party’s good and valid execution and delivery of this Agreement.

Section 20. Entire Agreement; Governing Law.

This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of New York, without reference to conflict of law principles.

Section 21. Third Party Beneficiaries.

This Agreement is solely for the benefit of CMFS and the Trust and no record or beneficial owner of Shares shall be deemed to be a third party beneficiary of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

CROSS SHORE DISCOVERY FUND

By:	/s/ Neil Kuttner	Date:	December 17, 2014
Print Name:	Neil Kuttner
Title:	President

CITCO MUTUAL FUND SERVICES, INC.

By:	/s/ Bryan Haft	Date:	December 16, 2014
Print Name:	Bryan Haft
Title:	Senior Vice President

By:	/s/ Stephen E. Hoffman	Date:	December 16, 2014
Print Name:	Stephen E. Hoffman
Title:	Senior Vice President

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EXHIBIT A

To

Mutual Fund Services Agreement

General Description of Fund Accounting Services

CMFS shall delegate the responsibility to provide the following accounting services to the Trust to its affiliate, Citco (Canada) Inc.:

•	Process trade file transmitted by the Trust on trade-date, subject to timely receipt by Administrator of necessary information. The trade file from the Trust will include security identifier, quantity, price, and other pertinent information required to process each trade.

•	Providing assistance and information for the Trust’s Valuation Review Committee on fair valuation matters.

•	Maintaining portfolio records using security trade information communicated by the investment adviser.

•	Obtaining portfolio prices from sources approved by the Board.

•	Accounting for dividends, interest and corporate actions received by the Trust.

•	Reconciling cash and portfolio holdings with the Trust’s custodian.

•	Processing and recording payments for Trust expenses.

•	Accounting for share purchases, sales, repurchases, exchanges, transfers, dividend reinvestments, and other activity.

•	Determining net investment income as of each valuation date.

•	Accounting for periodic distributions of earnings to shareholders and maintaining undistributed net investment income balances as of each valuation date.

•	Maintaining the books and records and accounting controls consistent with 31 a- 1(b) of the 1940 Act and as may be mutually agreed.

•	Calculate, as of the last business day of each calendar month or at such other date as may be specified in the Offering Materials or decided by the Board, the NAV for the Trust consistent with the Trust’s valuation procedures.

•	Calculating monthly per share net asset value and per share net earnings.

•	Producing periodic and special reports as the Board, auditors or regulators may reasonably request.

•	Maintaining tax lot detail for the Trust’s investment portfolio.

•	Calculating taxable gain/loss on a security sale using the tax lot relief method specified by the Trust’s investment adviser.

•	Providing the information deemed necessary to calculate the annual dividend distribution.

•	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

The Fund may issue Shares in one or more classes. Services will be performed for each class, as applicable.

The Fund Accounting Services shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against CMFS hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by the Trust or by any prior service provider. To the extent CMFS agrees to take such action, those actions taken shall be deemed part of the Exhibit A.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian and transfer agent for the Trust to reasonably cooperate with the Accountant and to provide the Accountant, upon reasonable request, with such information, documents and advice relating to the Trust and/or the Trust as is within the possession or knowledge of such persons, in order to enable CMFS to perform its duties.

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EXHIBIT B

to

Mutual Fund Services Agreement

Fund Administration Services

Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will provide the following administrative services to the Trust:

The following services will be provided by CMFS:

•	Preparing agreed-upon management reports and Board materials.

•	Provide oversight of all delegated services of the Trust to include Administrator, fund accountant, transfer agent, custodian, distributor, legal counsel, and audit firm.

•	Conduct regular due diligence meetings with Trust service providers to review procedures, controls, and operating environment.

•	Review performance metrics of Trust service providers against service level agreements (SLAs) to identify and resolve potential issues.

•	Estimating organizational costs and expenses and monitoring against actual disbursements Coordinating the preparation and filing of required filings with the SEC.

•	Assisting with the coordination, communications and data collection with regard to yearly audits by independent accountants.

•	Ensuring the appropriate advisory and service provider agreement renewals are presented to the Board timely.

•	Oversight and review of expense budget process.

•	Providing a qualified individual to serve as the Trust’s Principal Financial Officer.

•	Provide guidance and assistance in developing and implementing effective Trust operating procedures.

•	Provide guidance and support during all regulatory exams and inquiries.

•	Coordinating execution and retention of approved Trust agreements.

The following services will be provided by a non-affiliated delegate:

•	Calculating and reporting Trust performance as directed by the Trust.

•	Compiling data for and preparing and filing Semi-Annual Reports on Form N-SAR.

•	Compiling data for and preparing and filing Form N-Q required pursuant to Rule 30b-1-5 under the 1940 Act.

•	Compiling data for and preparing and filing Form N-CSR pursuant to Rule 30b2-1 under the 1940 Act.

•	Compiling data for and preparing and filing Form N-PX pursuant to Rule 30b1-4 under the 1940 Act (provided that neither the Administrator nor the delegate are responsible for maintaining the Trust’s proxy voting record and the Trust’s proxy voting record is delivered to the non-affiliated delegate in the format required by such delegate).

•	Compiling data for and preparing and filing Schedule TO pursuant to Rule 13e-4 under the 1940 Act (the initial form of to be provided by Fund counsel).

•	Compiling date for and preparing and filing Report of Foreign Bank and Financial Accounts with FINCEN;

•	Preparing the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(e) under the 1940 Act.

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•	Providing financial and Trust performance information for inclusion in the Offering Documents (including on Form N-2 or any replacement therefore) and any amendments thereto, subject to the review of counsel to the Trust.

•	Coordinating the printing and mailings of the Trust’s Semi-Annual and Annual Reports, Prospectus, and stickers to the Prospectus.

•	Providing financial information for Trust proxy statements.

•	Compute tax basis provisions for both excise and income tax purposes

•	Prepare the Trust’s federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120-RIC, Form 926, Form 8613 Form 1099-MISC.

•	Coordinate Form 1099-DIV mailings.

•	Calculate annual minimum distribution calculations (income and capital gain) prior to their declaration; and

•	Prepare financial information for tax footnote disclosures where applicable.

•	Communicating net asset value and per share distributions to the Trust’s investment adviser, transfer agent, and (once the Trust meets eligibility requirements) transmitting to NASDAQ and to such other entities as directed by the Trust.

•	Assisting Trust counsel with the facilitation of the investment management agreement renewal process, including peer group comparison reports (the fees for which are allocated to the Trust).

•	Assisting in the development of a Compliance Program consistent with Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Investment Adviser’s Act of 1940, providing support to the Chief Compliance Officer(s) (“CCOs”) of the Trust and associated investment adviser(s) and sub-adviser(s), if applicable.

•	Obtaining Tax Identification Number, CUSIP number and NASDAQ symbol for classes of the Trust.

•	Coordinating Trust name changes, liquidations or mergers with the CUSIP Bureau and NASDAQ, when applicable.

•	Assisting in the collection of data and provision to the investment adviser in connection with regulatory inquiries and examinations.

•	Maintaining the Trust’s governing documents and any amendments thereto, including the Agreement and Declaration of Trust, By-laws, and minutes of Board and Committee meetings.

•	Coordinating proxy solicitation process and filing proxy materials.

•	Coordinating the layout and printing of prospectuses and other publicly disseminated reports.

•	Attending and drafting minutes for scheduled Disclosure Controls Procedures (DCP) meetings.

•	Preparing and disseminating materials for all Board and Committee meetings, including agenda, Board books, either electronic or otherwise, resolutions and supplemental materials.

•	Coordinating and disseminating Board written consents; monitor and record the receipt of Trustee votes; communicate results to the appropriate parties.

•	Maintaining Board Calendars.

•	Preparation and coordination of filings of registration statements for the Trust.

•	Providing automated daily or monthly post trade compliance monitoring.

•	Preparing and coordinating the application of the Trust’s Fidelity Bond and Errors & Omissions insurance coverage; provide the Board with the insurance company’s annual proposal; and file the Fidelity Bond with the SEC, including amendments thereto.

•	Administer the tender offer process which includes the printing and mailing of the tender offer materials (forms of which will initially be provided by counsel to the Trust), the dissemination of confirmations of repurchase and promissory notes, as applicable, and the processing of Shares tendered for repurchase.

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•	Conduct quarterly testing for compliance with subchapter M of the Internal Revenue Code, as amended.

•	Obtain tax identification number of each Fund class and prepare each change of accounting period request authorized by the Trust with the Internal Revenue Service.

The Fund may issue Shares in one or more classes. Services will be performed for each class, as applicable.

Taxes services, as described above and in this Agreement, do not include identification of passive foreign investment companies (who will identify—these will comprise substantially all of Fund’s portfolio)or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

The Administrator shall perform such other administrative services for the Trust that are mutually agreed to by the parties from time to time in writing, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

II.	Chief Compliance Officer

The following services will be provided by CMFS:

•	Providing a qualified individual to serve as the Trust’s Chief Compliance Officer.

•	Develop, implement, and administer appropriate procedures (Rule 38a-1 under the 1940 Act) that provide adequate oversight of compliance and operational policies and procedures of the Trust and each investment adviser, principle underwriter, administrator, and transfer agent of the fund.

•	Provide a written report to the fund board that documents the review of the Trust’s and its service provider’s operational controls and report any material compliance matters or material changes to service provider’s policies and procedures.

•	Meet separately with the fund’s independent directors at least annually.

•	Providing a qualified individual to serve as the Trust’s Anti-Money Laundering Officer.

The Administrator can provide additional services to the Trust upon request. These services are considered out-of-scope and can be provided at an additional cost, which would be negotiated before the services are rendered. These duties include:

•	Preparing and filing with the SEC exemptive relief orders, subject to the review of Trust counsel.

•	Drafting proxy materials.

•	Preparing ad-hoc industry reports using proprietary software.

The duties of CMFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by the Trust or by any prior service provider.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund accountant and transfer agent for the Trust to reasonably cooperate with CMFS and to provide CMFS, upon reasonable request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, in order to enable CMFS to perform its duties.

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EXHIBIT C

to

Mutual Fund Services Agreement

Fees and Expenses

Fund Accounting Services Fee

The Trust shall pay to CMFS for the performance of the Services specified Exhibit A, a monthly accounting fee (the “Accounting Fee”) based on the calculated month-end net assets of the Trust at the relevant basis points per annum rate as follows, subject always to a minimum monthly fee of $25,000:

NAV – Break Points	Basis Points (annualized)
Less than $100 M	4
$100M >and< $1,000 M	2
Greater than $1,000 M	1

For the purposes of this Agreement, “month-end net assets” of the Trust shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expenses (before any pending redemptions and before any accrual for management or incentive/performance fees/allocations). By way of example, if the Trust’s month-end net assets are $600 million, the monthly Accounting Fee would be payable at 4 basis points per annum on the first $100 million and 2 basis points per annum on the next $500 million.

Fund Administration Fee

The Trust shall pay to CMFS for the performance of the Services specified Exhibit B, a monthly administration fee (the “Administration Fee”) based on the calculated month-end net assets of the Trust at the relevant basis points per annum rate as follows, subject always to a minimum monthly fee of $37,500 with an additional minimum fee of $10,000 per share class operated by the Trust:

NAV – Break Points	Basis Points (annualized)
Less than $100 M	8
$100M >and< $250 M	6
$250M >and< $1,000 M	4
Greater than $1,000 M	2

For the purposes of this Agreement, “month-end net assets” of the Trust shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expenses (before any pending redemptions and before any accrual for management or incentive/performance fees/allocations). By way of example, if the Trust’s month-end net assets are $200 million, the monthly Administration Fee would be payable at 8 basis points per annum on the first $100 million and 6 basis points per annum on the next $100 million.

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Compliance Fees

The Trust shall pay to CMFS for the being the Chief Compliance Officer of the Trust specified Exhibit B, a annual fee of $25,000. An additional fee of $6,000 will be charged for certain CCO support services which the CCO will require to be provided by an unaffiliated delegate.

The Accounting Fee and the Administration Fee shall be calculated and payable monthly in arrears and shall be taken as a percentage of the Trust’s calculated month-end net assets, or if applicable, shall be the minimum monthly fees specified above. All fees shall be paid by the Trust in US Dollars within 10 Business Days of receipt by the Trust of CMFS’s invoice in respect thereof and shall begin to accrue on the date of commencement of Services provided by CMFS to the Trust.

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